PROSPECTUS SUPPLEMENT NO. 2	Filed Pursuant to Rule 424(b)(3)
(to Prospectus Supplement No. 1 dated September 19, 2017 and the Prospectus dated May 18, 2017)	Registration No. 333-218021

434,877 Shares of Common Stock

This Prospectus Supplement No. 2 (this “Supplement No. 2”) supplements the information contained in our Prospectus Supplement No. 1 dated September 19, 2017 ("Supplement No. 1") and our Prospectus dated May 18, 2017 (the “Prospectus”). Supplement No. 1 and the Prospectus form a part of our Registration Statement on Form S-1, Registration No. 333-218021, which we filed with the Securities and Exchange Commission (the “SEC”) on May 15, 2017.

The Prospectus relates to the offer and sale from time to time of up to 434,877 shares of our common stock by two of our stockholders, referred to in the Prospectus as the “selling stockholders.”

The purpose of this Supplement No. 2 is to disclose that we have agreed with each selling stockholder (1) to reduce the exercise price of its common stock purchase warrants from $4.13 per share to $2.00 per share and (2) to reduce the conversion price of its 10% secured convertible note from $4.13 per share to $2.00 per share. In consideration of the foregoing, each selling stockholder has agreed, among other things, to extend the payment date of 50% of the outstanding principal balance of its secured convertible note from October 17, 2017 to the earlier of May 18, 2018 or the closing of our next underwritten public offering of securities (should we elect to commence and close such an offering of securities).

Supplement No. 1 and the Prospectus are amended to the extent described in the preceding paragraph.

This Supplement No. 2 should be read in conjunction with Supplement No. 1 and the Prospectus and is qualified by reference to Supplement No. 1 and the Prospectus. This Supplement No. 2 is not complete without, and may only be delivered or used in conjunction with, the Prospectus, Supplement No. 1 and any future amendments or supplements thereto.

This Supplement No. 2 forms a part of Supplement No. 1 and the Prospectus. Except as specifically amended by this Supplement No. 2, all portions of Supplement No. 1 and the Prospectus remain in full force and effect. If there is any inconsistency between the information in the Prospectus, Supplement No. 1 and this Supplement No. 2, you should rely on the information in this Supplement No. 2.

Our common stock is traded on The NASDAQ Capital Market under the symbol “SGLB.” On September 29, 2017, the last reported sale price of our common stock as reported on The NASDAQ Capital Market was $1.88.

Investing in our securities involves a high degree of risk. Please read the “Risk Factors” beginning on page 6 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement No. 2, Supplement No. 1 or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is October 4, 2017.